Exhibit 99 777 E. Wisconsin Ave., Suite 1400 Milwaukee, WI 53202 USA FAX 414.382-4347
News Release

Contact:	Pam Kassner Media Relations Rockwell Automation 414-807-0870	Tim Oliver Investor Relations Rockwell Automation 414-212-5210

Rockwell Automation Announces Preliminary First Quarter Results

-	Expects diluted earnings per share from continuing operations of approximately $0.65, up 124%

-	Sales up 20% in the quarter, 17% excluding currency translation

-	Raising full year EPS guidance to $2.40-$2.50 (from $2.15- $2.25)

MILWAUKEE (Jan. 10, 2005) – Rockwell Automation, Inc. (NYSE: ROK) today announced that it will report results for the first quarter ended December 31, 2004 that significantly exceed its prior guidance. The Company now expects to report diluted earnings per share of approximately $0.65, compared to $0.29 in its 2004 first quarter. Revenue is expected to be approximately $1,185 million compared to $990 million in 2004.

Strength in customer spending for automation products and solutions during the first quarter was consistent with both the momentum experienced in the fourth quarter of fiscal 2004, and more recent macro-economic indicators. Revenue increased significantly across most end markets, regions and products. Profitability benefited from the growth of the Logix suite of

Rockwell Automation
First quarter update

control solutions, cost control and productivity efforts, revenue mix, and improving price/cost dynamics.

While analysis of these results and their effect on the forecast for the remainder of 2005 is not yet complete, the Company is increasing its full year guidance for EPS from continuing operations to $2.40-$2.50 from $2.15-$2.25 to reflect the strength in the first quarter. A more comprehensive review of the results will be provided in the first quarter earnings release scheduled for January 26.

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “expect(s),” “will,” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, the following:

o	economic and political changes in international markets where we compete, such as currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors we cannot control;

o	demand for and market acceptance of new and existing products;

o	levels of capital spending in industrial markets;

o	the availability and price of components and materials;

o	successful development of advanced technologies;

o	the availability and effectiveness of our information technology systems;

o	competitive product and pricing pressures;

o	future terrorist attacks;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	the uncertainties of litigation; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Rockwell Automation
First quarter update

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisconsin, the company employs about 20,000 people serving customers in more than 80 countries.

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